UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 16, 2016
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 2, 3, 4, 6, 8, 10, 13, 16, 17, 18, 19, 21, 24 and 29 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers and service providers.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 5, 2016

1.	What percent of your shipments processed are “automated”? In your view, how conducive is the international freight forwarding market to significantly more transaction automation?

Every shipment we process relies on some form of automation and systems, and we believe that those systems play a very large role in driving efficiencies. Our people create and refine processes and then overlay systems on the processes to drive efficiencies for all parties in the supply chain. The complexity of international transportation demands human interaction, and we use technology to make people and processes more efficient and effective.

2.
In that vein, net revenue per employee has essentially been flat throughout this cycle. What are reasonable expectations for improved productivity (on this measure)? Should gradual improvement be expected? Can improvement be expected given some of the industry’s competitive challenges? Are there specific initiatives that could cause a step change improvement in this metric over the next ~5 years?

Efficiency is part of our DNA at Expeditors and will always be a primary focus of ours. Efficiency is gained over time, generally in modest increments, and we are constantly searching for ways to improve our performance. For instance, we measure how we connect to our customers with EDI so that we both perform better, sending the data via EDI to eliminate tasks such as double key punches.

Measuring efficiency is central to how we work with all of our customers and our service providers. Behind revenue per person is a cascade of measurements all the way down to the desk level. Whether the measure is shipments or clearances per person, or operating income as a percentage of net revenue, there are meaningful measurements that help us understand how one office compares to another or to a network standard.
We believe that we can and will drive modest efficiency gains in the future, but it is also important to note that our work is in a constant state of change. Many of our investments involve the addition of people and resources so that we are able to continue to implement certain initiatives.

3.	What is the risk of a materially more competitive forwarding environment in 2H16 given continued weak volume growth outlooks globally and very low underlying freight rates?

It has always been an intensely competitive environment and is expected to remain so for the foreseeable future. We still see global trade as a very large market, but one where we continue to handle less than 5% market share in most of the areas where we compete, leaving us a lot of room for growth. Our focus remains on good growth, regardless of what the market is doing.

4.
In your mind, what is a greater structural risk to international freight forwarding - expanding political discussion around trade protectionism, or threats of new technologies/entrants eroding yields (per-unit gross profits)?

In these and other public documents we file with the SEC, we frequently talk about risk. Because we think of ourselves as a technology leader, we believe it is unlikely that we would be caught unaware of a major technological change that would not also benefit us. Regarding the politics of potential trade protectionism, we believe trade is always a significant issue in election years and we provide support that is needed with and without trade barriers. Furthermore, we believe we now live in a world that demands more trade, not less. There will be changes to how countries trade with one another. In general, we have found that enhanced rules, regulations, and agreements make shipping more, not less, complex, and we have proved to be very adept at helping our customers find their way amidst complexity.

5.
Why do sell-side analysts focus so much on net revenue margins? It seems like net revenue per shipment is a better metric. Based on your disclosure, it looks like air freight net revenue per kilo fell 4.4% in Q2, while ocean freight net revenue per FEU fell by 0.7%, and are not at the ‘all-time highs’ that make analysts so concerned about your net revenue margins.

Net revenue per kilo or container is a direct measurement of how well we are selling our services to customers and buying services from carriers. We focus more of our analysis on volumes and net revenue per kilo or container, as these are the primary drivers that affect net revenue and margins.

We noted in our 10-Q filed on August 4, 2016 that airfreight services net revenues decreased 4% for the three-month period ended June 30, 2016, as compared with the same period for 2015. This was principally due to a 10% decrease in net revenue per kilo, partially offset by a 2% increase in tonnage. Ocean freight consolidation net revenues decreased 3% in the second quarter of 2016, as compared with the same period in 2015, due primarily to a 2% decrease in net revenue per container and a 1% decrease in volume. We have frequently commented that 2015 was positively impacted by the West Coast port slowdowns, making for challenging comparables in 2016.

6.
From my understanding, freight forwarding is a very different business from truck brokerage because a) your people physically touch each shipment, so customer service is more important than a brokerage environment with a bunch of guys at their desk on phones, and b) consolidating smaller shipments into larger shipments plays an important role, unlike truck brokers where one customer fills up the whole truck. Therefore, forwarding margins should not face similar threats as truck brokerage because of your opportunity to add value. Is that understanding correct?

We are not a company that specializes in truck brokerage business, so it would be difficult for us to provide a fair comparison of our business to a truck brokerage business. Having said that, it is correct to say that our primary role is to consolidate shipments and provide value-added services for our customers. Services could include supplier performance management, carrier management, multi-vendor consolidations, container and equipment management, as well as a number of documentation services. Our approach is to find areas where we can add value to the customer’s process and put ourselves in a position to look out for their best interests. The more we do this, the better our relationship with our customer. Our margins are always under pressure, especially when there is capacity demand imbalance. We believe we have shown that we are pretty good at managing the buy and sell rates, and we will continue to work hard to manage the two going forward.

7.	How have lower fuel prices impacted your gross revenue and your net revenue margins?

As the price of fuel decreased, carriers made the decision to either reduce fuel surcharges or to eliminate them altogether and create a new “all in” base rate. That shifted the entire market downward, from a buyer’s perspective, and prompted us to also decrease our sell rates to our customers, which decreases our gross revenues.

Because we have always viewed fuel surcharges as a pass-through, we do not believe that this type of change has a major impact on our net revenue. Instead, the change reduces the amount we pay to a carrier for their space, and at the same time reduces the amount we charge to our customer by a similar amount.

8.
This quarter, Mr. Powell removed the comment that comparisons to your 2015 financial results may be impacted by global economic and trade uncertainties. Does that mean you’re more positive on the second half of 2016?

When making comparisons to 2015, we need to remember that in 2015 our company achieved its highest net earnings in its history and that Q3 of 2015 was the best quarter in that year. Also, 2015 results benefited from labor disputes in the U.S. West Coast ocean ports. 2016 is very different compared to 2015, and we expect 2017 will have its own opportunities and challenges. While we do not comment on expectations for the future, Mr. Musser noted in our Q2 2016 earnings press release that the global economic environment remains uncertain, particularly in Europe, and that trade continues to slow. Despite these conditions, we continue to gain new customers and expand our market share, and we generated the best quarter of EPS in our history.

9.
We know the Other operating expense line item includes a lot of various items, as you cited in March 4th 8-K, but was there any particular item that led the amount significantly lower y/y and sequentially in 2Q16?

Responding to a similar question in our March 15, 2016 Q&A 8-K filing, we remarked that the “other” expense line contains many different things such as computer software maintenance and licenses, communication and network costs, insurance, claims, legal expenses, professional fees and various taxes.

We noted in our most recent 10-Q filing dated August 4, 2016 that other overhead expenses decreased 2% in the second quarter, as compared with the same period in 2015, and that higher rent and maintenance costs were offset by recovery of legal and related costs. We also pointed out that other overhead expenses remained constant as a percentage of net revenues when compared with the same periods in 2015.

10.	How much of the growth in Information Systems headcount should we view as permanent vs. temporary during the IT upgrades over the next couple of years?

We will continue to invest in our IT systems, as we believe they are a key part of our ongoing efforts to drive efficiency and differentiation in the market place. The majority of the headcount increases in information systems have occurred as a result of our need to keep up with customer requirements for EDI, as well as investments for upgraded systems. We do not think of the recent additions as anything but permanent, as we believe requirements of our systems and further investments in technology will not slow in the future.

11.	As you talk to your customers, what are some of the major trends in supply chains that are either emerging, continuing, or ending?

Some of the big emerging trends are secured services with GPS tracking, Fast Fashion, and anything related to e-commerce. Our customers are looking for services that help them deliver their products to their “end customer." They want strong in-country services, such as cross dock/distribution and multiple channels of delivery. They also want to avoid having to use distribution or warehousing, and insist on having visibility to their cargo along the route.

Another trend we’re seeing is demand for varied levels of service. Our customers are not just looking at air or ocean freight as the only solutions. They’re considering everything in between, whether it’s expedited air or slower (and less expensive) shipping. Traditionally, there were one to three levels of air cargo from Expeditors, and maybe a couple of ocean transit times. There are many more options than there used to be, and we’re working with our customers to find optimized solutions.

In addition to the emerging trends, we’re still seeing strong demand for multi-modal offerings, Last Mile services, and our small- and medium-sized shippers really want end-to-end visibility for their shipments, to put them on equal footing with the larger players.

12.	Did the strong y/y airfreight volume growth reported in June continue through July? Where did July ocean freight and airfreight volume growth come in?

We do not comment on current-quarter activity.

13.	If Lufthansa reduces its reliance on forwarders, as they alluded to about a month ago, what do you think the impact on the forwarding industry will be? Have you seen any impact thus far?

To our knowledge, air carriers have always provided some percentage of specific services directly to the shipper. Examples include counter-to-counter programs, personal effects, perishables or other commodity-specific programs. From our viewpoint, we have not seen this have an impact on the forwarding industry.

Lufthansa is a fantastic carrier that continues to provide innovation to its customers. These customers are currently represented by companies that purchase services directly from Lufthansa, as well as forwarders that work with Lufthansa. We suspect that Lufthansa will always want to have a strong relationship with key forwarders, and we consider ourselves to be one of those companies. Our relationship has grown with Lufthansa over the past few years, as we continue to expand our presence in Europe and other key locations. We were awarded with their "Planet Award of Excellence" in 2014 and 2015 and believe that we remain strong partners in support of each other. We also believe their statement is all about aligning with the correct partners and we see nothing that changes our relationship with Lufthansa.

14.
We’ve seen a slight uptick in general freight demand over the last two months in trucking, prices are rising sequentially and railroad carloads are looking less bad. Even airfreight tonnage seemed to accelerate in June. Do you feel better about the macroeconomic backdrop in the US today than you did at the beginning of 2Q16? And are you seeing similar strong air freight tonnage trends into July and now early August like you saw in June?

We do not comment on current-quarter activity.

15.	Are you seeing any pick up in ocean freight volumes in July and early August?

As above, we do not comment on current-quarter activity.

16.	Air freight capacity growth seems to outgrow demand every month. For how long do you think this can go on?

We won’t predict the future of capacity, but we do look at it in two separate categories. First is capacity on passenger aircraft, which can accommodate specific types of cargo. Second is capacity on a freighter aircraft. Over the past several years, carriers have moved away from providing freighter-only services, preferring instead to leverage passenger aircraft to support their customers’ airfreight needs. As a result, we are seeing capacity increase faster on passenger aircraft, which carry less cargo space then a freighter aircraft. So, while it is true that capacity continues to grow, the vast majority of that growth is airliner belly space as a result of airlines adding more passenger aircraft.

In addition, the passenger aircraft routes are increasingly moving to secondary and/or tourist markets, so you really need to look at this on a route-by-route basis to understand the impact on the cargo market. Airfreight capacity is typically measured in terms of total capacity available in the market and is often not aligned with demand. While we suspect that capacity will continue to grow so long as carriers are able to purchase aircraft and fill them with passengers, some of that excess capacity is in second-tier markets because that’s where the passenger planes are flying. Thus, it’s not a linear equation of supply and demand. Put differently, aggregate supply and demand figures often do not correlate at any particular port.

17.	As you speak with investors and analysts, what are some of the biggest misconceptions you find they have about Expeditors and your industry? What do they not appreciate as much as they should?

We are often told that our industry is ripe for a major change because of technology, as if our industry has never seen or used a computer. Our operations, and the industry in general, rely on advanced technology. Systems are used to book, process, and track shipments every day. We can no longer move product without the use of systems and electronic exchange of information with our customers, service providers and government agencies.

That said, our business is highly customer service-focused and requires that we continue to attract, hire, train and retain qualified individuals. While we incorporate the latest and most innovative technology in our systems, people will always be at the center of our business.

Success for Expeditors will continue by making great investments in people and technology. While that investment is not inexpensive, we don’t think everyone truly understands that it’s our people and systems that drive our success.

18.
Capacity appears to be getting pulled off the ocean, particularly in the transpacific lanes. When was the last time you saw so much capacity come out right ahead of peak season? Are the carriers beginning to act more rationally?

It does appear to us that the carriers are pulling capacity out of the transpacific lanes at a higher rate than we have seen over the past few years. Some expect transpacific capacity to shrink 4% by September compared to 2015. We do not recall seeing capacity pulled prior to the peak in the last six years.

19.
How far along are you now in implementing the results of the strategic assessment? Is there another formal review planned in the coming months or year? You have clearly made a lot of progress over the last couple of years and we’re curious what the next step is at Expeditors.

If there are three stages to our strategic assessment, we are in the third stage, having already completed the internal assessment to determine our strategic direction. We have also completed the second stage, where we created plans and structure, and we fully communicated all of that throughout the organization to get everyone on board. Everyone is on board and we are now in the third stage, which is where we are implementing and executing the plan.

We continue to monitor our progress, both successes and failures, and we discuss strategy among our senior executives on a monthly basis. The purpose of these ongoing discussions is to keep the strategy directly in front of us and to challenge and update the strategy as necessary.

We know that markets change, customer requirements change, and it is important that we stay abreast of those changes. While we are likely to make adjustments as necessary to our current strategy, we believe it is fundamentally sound for the long-term direction of the company.

20.	Does the anti-trade rhetoric of the US presidential election, Brexit and potential fracturing of the EU change how you think about the long term growth prospects for EXPD?

See our response to question 4 above and question 21 below.

21.	What, if any impact has Brexit had on your business? What impact do you expect it to have?

While the British Pound has gone through a bumpy time because of the confusion over Brexit, we’ve seen no major impacts to our business thus far and we continue to function as we did before the Brexit vote. The UK & EU have two years to sort out the details, and a lot can happen in those two years.

The major impacts that we can envision to our business are the potential for further foreign currency exchange rate differences and the slowing of business growth in general, as economies remain sluggish or take a negative turn.

On the positive side, we are in the business of facilitating trade. We do not see a world where the UK becomes so insular that it stops trading with other nations. Rather we see a world where trade becomes increasingly complex, requiring additional cross-border paperwork that may ultimately lead to more work for Expeditors.

22.	Can you please talk about your progress on growing your presence in Europe and China imports?

Our growth in Europe, in particular Germany, UK, Netherlands, France and Italy, is the direct result of investment in operational leadership, gateway infrastructure and a more robust sales and account management program. This, combined with a more innovative approach to service arrangements, has enabled us to win business with major European based customers. We also continue to grow our presence within China by building out our in-country services, to align and focus products for import customers.

23.	Has there been an impact on global trade because of SOLAS? Which regions of the world have handled it well, which haven’t?

We are very proud of the work we did with our customers to help them prepare for the impact of SOLAS. We did extensive work to study the changes and devise appropriate plans, built computer systems specifically designed for SOLAS, and then worked with each customer to develop a strategy to work through compliance or other matters that might otherwise cause a delay in transit. We have not seen an impact on global trade due to SOLAS. All regions of the world where we do business seem to be handling the new requirements with little to no disruptions to the supply chain.

24.	Ocean carriers recently announced August 15 peak season surcharges. What percentage of those surcharges would you expect to stick?

This all depends on demand, which is hard to predict. If we see a true peak season from a demand perspective and capacity tightens, there will be a peak season surcharge. But we have no idea what percentage of that would stick.

25.
One of the tricky aspects of understanding Expeditors performance in the quarter and six months ended June is untangling the one-off impact of the West Coast port disruptions last year from the year-over-year comparisons. Is it reasonable, in the management team’s view, to look at 2-year average growth rates to get a sense for the trajectory of the overall business, as well as impacted geographies and product lines? E.g., for 2Q16, 2-year average growth rates for Air, Ocean and Customers & Other were +4.5%, +12.5% and +6%, respectively.

We will leave it to you to decide how to appropriately measure the rate of our growth. We have been very clear that the first half of last year was unusual because of the U.S. West Coast port slowdowns, which shifted some traffic from ocean to air. That generated a certain amount of air business that has not repeated itself this year, which makes comparison difficult. This year we have been impacted by the ongoing sluggishness in the global marketplace, at the same time that shipping is being impacted by excess capacity. Our job is to navigate the anomalies and the marketplace swings to generate profitable growth.

26.
Some of Expeditors’ internationally-based competitors have shown better volume growth and net revenue per unit in the last few quarters, which creates natural skepticism about Expeditors’ commentary about maintaining and growing market shares. What data should investors look at to appraise our company’s market share progression?

What matters to us is generating profitable growth.

We refer back to what we said in response to a similar question last quarter, which was that in general, our comments on gaining or losing market share are based on our knowledge of net new business that we have won or lost from new and existing customers, as well as our knowledge of changes in the markets. We also noted that many of our large airfreight customers are high-tech suppliers, who have seen a bigger decline in their volumes than others have, but we do not believe we are losing share with those customers. Lastly, we commented that the U.S. West Coast port slowdown a year ago distorts comparisons. It’s not that we’ve lost market share; we picked up temporary market share during the port slow down and that temporary business has not returned to the market.

27.
Direct ocean freight forwarding net revenues were -10% Y/Y in 2Q16, which is the worst result on that metric that I can see going back several years, and was a meaningful drag on the Ocean product line overall. What factors drove that decline?

Direct ocean freight forwarding declined 8% from the 2015 second quarter, as we noted in our most recent 10-Q, due to lower volumes principally in North America.

28.	Yields in the Customs & Other reporting segment increased in 2Q16 and have been on an upward trend since 4Q14. What have been some of the key drivers behind that trend?

We noted in our most recent 10-Q that we have seen increased volumes from existing as well as new road freight customers and lower import services costs in North America. Europe also experienced growth in road freight and China showed gains in warehouse and distribution services. We are very pleased with our expanded presence in those markets, as our people have done an outstanding job.

29.
Net revenue per kilo in the Air freight product line fell -10%, among the sharpest declines witnessed in recent years. Mindful that we have an even tougher compare coming up in 3Q16, what are the controllable levers available to Expeditors associates to offset these rate pressures?

As we see it, the drop in airfreight reflects the increased activity we saw in Q2 of 2015 because of the U.S. West Coast ocean port slowdowns. We believe our people will continue to navigate these market challenges as they did throughout the first half of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 16, 2016	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

August 16, 2016	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer